EXHIBIT (1)


                 COMCAST CORPORATION ANNOUNCES CLOSING ON
                  PRIVATE OFFERING OF DEBT SECURITIES OF
                    COMCAST CABLE COMMUNICATIONS, INC.


Philadelphia, PA - May 1, 1997: Comcast Corporation announced today that its wholly-owned subsidiary, Comcast Cable Communications, Inc. ("Comcast Cable") has closed on the sale of $1.7 billion of notes (the "Notes") through a 144A offering with Registration Rights. The Notes were issued in four tranches:
$300 million of 8 1/8% Notes due 2004, $600 million of 8 3/8% Notes due 2007, $550 million of 8 7/8% Notes due 2017 and $250 million of 8 1/2% Notes due 2027. The Notes due 2027 are subject to repurchase at the holder's option in 2009.

       The Notes are obligations of Comcast Cable and are not obligations of, nor guaranteed by, Comcast Corporation.

       Comcast Cable will use the net proceeds from the offering to repay existing borrowings by its subsidiaries. The balance, if any, will be used for general corporate purposes.

       Goldman Sachs & Co., Bear, Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette served as initial purchasers of the Notes offering.

       Comcast Corporation is principally engaged in the development, management and operation of wired telecommunications including cable television and telephone services; wireless telecommunications including cellular, personal communications services and direct to home satellite television; and content through principal ownership of QVC, the world's premier electronic retailer, through C3 (Comcast Content & Communications), through majority ownership of Comcast-Spectacor and controlling interest in E! Entertainment and through other programming investments. The Company's consolidated and affiliated operations serve over ten million customers worldwide.

       Comcast's Class A and Class A Special Common Stock are traded on The Nasdaq Stock Market under the symbols CMCSA and CMCSK, respectively.

       This press release is neither an offer to sell nor a solicitation of an offer to buy any of the Notes.




FOR FURTHER INFORMATION CONTACT:

       William E. Dordelman
       (215) 981-7550